CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement File No. 333-132810 on Form S-1 (the "Registration Statement") of our reports dated March 15, 2007 relating to the financial statements and financial statement schedules of MONY Life Insurance Company of America (the "Company"), which reports appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the headings "Financial statements" and "About our independent registered public accounting firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 27, 2007